Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of September 25, 2022, by and among GX Sponsor II LLC, a Delaware limited liability company (“Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), GX Acquisition Corp. II, a Delaware corporation (“GX”), and NioCorp Developments Ltd., a company incorporated under the laws of the Province of British Columbia (the “Company”).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 7,500,000 shares of GX Class B common stock (“GX Common Stock”) and 5,666,667 GX private placement warrants (“GX Warrants”) in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, GX, the Company and Big Red Merger Sub Ltd, a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”) pursuant to which, among other transactions, (i) Merger Sub will merge with and into GX, with GX surviving the merger, (ii) the Company will purchase all shares of Class A common stock of GX as the surviving corporation of such merger (other than the shares of Class A common stock then held by the Company) in exchange for Company Common Shares, (iii) all shares of GX Class A common stock will be transferred by the Company to 0896800 B.C. Ltd., a company organized under the laws of the Province of British Columbia and a direct wholly owned subsidiary of the Company (“Intermediate Holdco”) in exchange for additional shares of Intermediate Holdco, and (iv) Elk Creek Resources Corporation, a Nebraska corporation and a direct wholly owned subsidiary of Intermediate Holdco, will merge with and into GX, with GX surviving (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, the “Transactions”); and

WHEREAS, as an inducement to GX and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Section 1.1      Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. When used in this Sponsor Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.1 or elsewhere in this Sponsor Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of GX, dated as of March 17, 2021, as may be amended from time.

“Change in Control” means:

(i)       the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of capital stock of the Company (the “Outstanding Company Shares”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), in each case, taking into account any options or other rights to acquire Outstanding Company Shares or Outstanding Company Voting Shares held by such Person; or

(ii)       individuals who, as of immediately following the First Merger Effective Time and the appointment of the Closing Directors and Officers pursuant to Section 1.6 of the Business Combination Agreement, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute a majority of such board of directors; provided, however, that any individual becoming a director of the Company or its successor subsequent to the date hereof whose election, or nomination for election by the Company shareholders, was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company board of directors; or

(iii)       consummation of an extraordinary transaction at the Company (including by way of reorganization, merger, amalgamation or consolidation), with or without approval by the shareholders of the Company, as applicable, in each case, unless, following such transaction, (A) more than 60% of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of such securities immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction, and (B) a majority of the members of the board of directors of the company resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

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(iv)       consummation of a sale or other disposition of all or substantially all the assets of the Company to an entity that does not control, is not controlled by, and is not under common control with, the Company, with or without approval by the shareholders of the Company; or

(v)       any other transaction whereby any Person obtains control over the direction of the affairs of the Company. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Permitted Transfer” means, prior to the Closing, a Transfer (a) in connection with redemption de-risking instruments (including, for the avoidance of doubt, to incentivize holders of Class A Shares not to elect to redeem all or a portion of such holders’ Class A Shares, as determined in accordance with the Certificate of Incorporation and the Trust Agreement), to raise capital or to pay for or otherwise reduce Advisor (as defined below) or other expenses in connection with the Transactions, as determined in a Sponsor’s sole discretion, provided, that such a Transfer will be allocated (i) 50% from Vested Shares, (ii) 25% from Tranche 1 Earnout Shares (as defined below) and (iii) 25% from Tranche 2 Earnout Shares (as defined below), provided, further, that upon transfer or reissuance of any corresponding Class A Shares or Company Common Shares, such shares shall become fully vested and freely transferrable and not subject to any price-based vesting or other transfer restrictions applicable to Earnout Shares (as defined below), in each case subject to applicable law and Article V of the Amended and Restated Registration Rights Agreement, by and among GX, Sponsor Holdco and the NioCorp Holders (as such term is defined therein), in substantially the form attached as Exhibit A to the Business Combination Agreement (the “Registration Rights Agreement”); (b) to GX’s officers or directors, any affiliate or family member of any of GX’s officers or directors; (c) in the case of a Person who is not an individual, to any affiliate of such Person or to any member(s) of such Person or any of their affiliates; (d) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (e) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (f) in the case of an individual, pursuant to a qualified domestic relations order; or (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (a) through (g), the transferee shall have executed and delivered to the Company a joinder or counterpart of this Sponsor Agreement pursuant to which such transferee shall be bound by all of the applicable terms and provisions of this Sponsor Agreement.

  “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during

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the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

ARTICLE II
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 2.1            No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Second Merger Effective Time, (b) such date and time as the Business Combination Agreement has been terminated in accordance with its terms (the earlier of (a) and (b), the “Support Expiration Time”), and (c) the liquidation of GX, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of (each, a “Transfer”), directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Joint Proxy Statement and Form S-4) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of GX Common Stock or GX Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of GX Common Stock or GX Warrants owned by such Sponsor, or grant or enter into any proxy (other than in accordance with this Sponsor Agreement), voting trust or other agreement or arrangement with respect to the voting of any GX Common Stock owned by such Sponsor, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the foregoing restrictions shall not apply to a Permitted Transfer. Any Transfer of any GX Common Stock or GX Warrants in violation of any provision of this Sponsor Agreement shall be void ab initio and of no force or effect.

Section 2.2            New Shares. In the event that (a) any shares of GX Common Stock, GX Warrants or other equity securities of GX are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination, exchange of shares or other similar event of GX Common Stock or GX Warrants of, on or affecting the shares of GX Common Stock or GX Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of GX Common Stock, GX Warrants or other equity securities of GX after the date of this Sponsor Agreement, or (c) a Sponsor purchases or otherwise acquires the right to vote or share in the voting of any shares of GX Common Stock or other equity securities of GX after the date of this Sponsor Agreement (such shares of GX Common Stock, GX Warrants or other equity securities of GX, collectively the “New Securities”), then such New Securities acquired or purchased by, or otherwise issued to, such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of GX Common Stock or GX Warrants owned by such Sponsor as of the date hereof.

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Section 2.3           Closing Date Deliverables. On the Closing Date, the Sponsor Holdco and the NioCorp Holders shall deliver to GX and the Company a duly executed copy of the Registration Rights Agreement.

Section 2.4            Sponsor Agreements.

(a)          At any meeting of the shareholders of GX, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of GX is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of GX Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of GX Common Stock:

(i)      in favor of each GX Resolution and any other matter necessary for the consummation of the Transactions;

(ii)      against any (i) merger agreement, merger or other Business Combination Proposal (in each case, other than the Business Combination Agreement and the Transactions) or (ii) consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by GX;

(iii)      against any change in the business, management or board of directors of GX (other than in connection with the GX Resolutions); and

(iv)      against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach of any covenant, representation, warranty or any other obligation or agreement of GX under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, GX (other than in connection with the GX Resolutions).

(b)          Each Sponsor agrees that, prior to the Support Expiration Time, such Sponsor shall not elect to cause GX to redeem any GX Common Stock (including GX Common Stock that constitutes New Securities) beneficially owned or owned of record by such Sponsor or submit any such GX Common Stock for redemption in connection with the Transactions.

Section 2.5            Vested Shares; Earnout Shares; Released Earnout Shares.

(a)          General. Each Sponsor agrees that (i) the shares of GX Common Stock held by such Sponsor set forth opposite such Sponsor’s name as Vested Shares on Schedule

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I attached hereto, together with (A) all Second Merger Surviving Company Shares issued with respect thereto in the Second Merger, as thereafter may be adjusted pursuant to the terms of the Exchange Agreement, and (B) all Company Common Shares issued upon exchange thereof pursuant to and in accordance with the Exchange Agreement, to be entered into on the Closing Date in connection with the Transactions, by and among GX, the Sponsor Holdco and the Company (the “Exchange Agreement”), shall be fully vested at the Closing (the “Vested Shares”) and (ii) the shares of GX Common Stock held by such Sponsor set forth opposite such Sponsor’s name as Earnout Shares on Schedule I attached hereto, together with all Second Merger Surviving Company Shares issued with respect thereto in the Second Merger, as thereafter may be adjusted pursuant to the terms of the Exchange Agreement, shall constitute “Earnout Shares”.

(b)          Certain Restrictions. During the Earnout Share Period, (A) Earnout Shares that do not constitute Released Earnout Shares (or the right to receive Company Common Shares with respect thereto) may be transferred only to a transferee described in section (a)(i) of the definition of Permitted Transferees in the Registration Rights Agreement (regardless of whether the Lock-up Period, as defined therein, has expired) (such transferee, a “Restricted Permitted Transferee”), (B) the applicable Exchanging Shareholder shall not (i) enter into any swap or other arrangement that transfers, in whole or in part, to another that is not a Restricted Permitted Transferee any of the economic consequences of ownership of any Earnout Shares that do not constitute Released Earnout Shares owned by such Sponsor (or the right to receive Company Common Shares with respect thereto) or (ii) publicly announce any intention to effect any transaction specified in clause (B)(i) or any transfer of Earnout Shares that do not constitute Released Earnout Shares owned by such Sponsor (or the right to receive Company Common Shares with respect thereto) to a transferee that is not a Restricted Permitted Transferee. Without limiting the foregoing, for the avoidance of doubt, all shares of GX Common Stock (including Vested Shares and Released Earnout Shares) constitute Lock-Up Shares (as defined in, and pursuant to, the Registration Rights Agreement) and will be subject to the restrictions applicable thereto under the Registration Rights Agreement. Any transfer of any share of GX Common Stock in violation of any provision of this Sponsor Agreement or the Registration Rights Agreement shall be void ab initio and of no force or effect. For the avoidance of doubt, and as set forth in the Exchange Agreement, no Earnout Share that does not constitute a Released Earnout Share will be exchangeable pursuant to the Exchange Agreement.

(c)          Procedures Applicable to the Earnout Shares.

(i)      As of and following the Second Merger Effective Time, the books and records of GX or the Company, as applicable, evidencing the Earnout Shares shall be stamped or otherwise imprinted with a legend, or if held in book entry, shall be transferred to a restricted account that is subject to a trading restrictions consistent with a legend, in substantially the following form (collectively, the “Legend”):

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF SEPTEMBER 25, 2022, BY AND

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AMONG GX ACQUISITION CORP. II, NIOCORP DEVELOPMENTS LTD. AND THE OTHER PARTIES THERETO.

(ii)      As soon as practicable on the date upon which any Earnout Shares become Released Earnout Shares, GX or the Company, as applicable, shall promptly remove, or cause to be removed, the Legend from the books and records of GX or the Company, as applicable, with respect to such Released Earnout Shares and such shares shall no longer be subject to any of the terms of this Section 2.5.

(iii)      If any Earnout Shares have not become Released Earnout Shares on or before the tenth (10th) anniversary of the Closing Date (the period from the Second Merger Effective Time through (and including) such tenth (10th) year anniversary of the Closing Date, the “Earnout Share Period”), then (A) such Earnout Shares shall immediately and automatically thereafter be forfeited to GX or the Company, as applicable, and canceled, (B) each applicable Sponsor shall cause all right, title and interest therein to be transferred to GX or the Company, as applicable, without consideration, and (C) each applicable Sponsor shall not have any rights with respect thereto. GX or the Company, as applicable, is authorized to deliver any notices required to be delivered to its transfer agent and take such further actions in order to redeem or terminate, as applicable, and cancel any Earnout Shares that have been forfeited as provided in this Section 2.5(c)(iii); provided that for greater certainty, for purposes of National Instrument 62-104 – Take-Over Bids and Issuer Bids, no valuable consideration shall be deemed offered or paid to a holder of Company Common Shares in connection with a redemption of Company Common Shares pursuant to this Section 2.5(c)(iii).

(d)          Release of Earnout Shares. The Earnout Shares shall become Released Earnout Shares as follows:

(i)      1,575,000 of the Earnout Shares (provided that such number is measured as of the date of this Sponsor Agreement and will be adjusted as provided in the definition of “Earnout Shares”) shall constitute “Released Earnout Shares” on the date following the Second Merger Effective Time on which the VWAP of one Company Common Share has equaled or exceeded $13.42 per share divided by the Exchange Ratio, which such value assumes no Reverse Stock Split will have occurred (the “First Tranche Release Price”) for twenty (20) of any thirty (30) consecutive trading days during the Earnout Share Period on any stock exchange on which the Company Common Shares are then trading (“Tranche 1 Earnout Shares”); and

(ii)      1,575,000 of the Earnout Shares (provided that such number is measured as of the date of this Sponsor Agreement and will be adjusted as provided in the definition of “Earnout Shares”) shall constitute “Released Earnout Shares” on the date following the Second Merger Effective Time on which the VWAP of one Company Common Share has equaled or exceeded $16.77 per share divided by the Exchange Ratio, which such value assumes no Reverse Stock Split will have occurred (the “Second Tranche Release Price”) for twenty (20) of any thirty (30) consecutive trading days during the

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Earnout Share Period on any stock exchange on which the Company Common Shares are then trading (“Tranche 2 Earnout Shares”).

(e)          Equitable Adjustments. The First Tranche Release Price and Second Tranche Release Price shall be equitably adjusted for any recapitalization, reclassification, consolidation, subdivision, combination, amalgamation, arrangement, exchange of shares or other similar event with respect to the Company Common Shares after the date of this Sponsor Agreement (including, for the avoidance of doubt, the actual Reverse Stock Split).

(f)           Acceleration Event. If, during the period beginning at the Closing and ending on the tenth (10th) anniversary of the Second Merger Effective Time, there is a Change in Control, then any Earnout Shares shall be deemed to constitute Released Earnout Shares immediately prior to the consummation of such Change in Control.

(g)          Dividends. From and after the Closing, the Company hereby agrees not to declare or pay any dividends or other distributions to its shareholders unless GX pays, and the Company causes GX to pay, to the Sponsors their portion thereof with respect to their Vested Shares and Earnout Shares then outstanding which have not been exchanged pursuant to the Exchange Agreement, on an as-exchanged (pursuant to the Exchange Agreement) to Company Common Share basis, of such dividends or other distributions, pursuant to and in accordance with the Certificate of Incorporation.

Section 2.6            Advisor Shares. Prior to the date hereof, GX and the Company have entered into certain agreements with Cantor Fitzgerald & Co. or BTIG LLC in their roles as advisors to GX in the Transactions (each, an “Advisor”), in each case set forth on Section 4.14 of the GX Disclosure Letter to the Business Combination Agreement, agreeing that a portion of such Advisor’s fees will, contingent upon the Closing occurring, be settled in (a) Company Common Shares issued to an Advisor at Closing (the “Advisor Company Common Shares”) or (b) cash paid to such Advisor to be used for the purchase of Class A Shares prior to the First Merger Effective Time (the “Advisor Class A Shares”). In connection with the entry into such agreements, each Sponsor agrees to forfeit, at the Closing, its pro rata share of a number of shares of GX Common Stock equal, in the aggregate when taken together with the shares of GX Common Stock forfeited by all other Sponsors, to 50% of the Advisor Company Common Shares (collectively, the “Forfeited Shares”), as follows:

(a)          50% of the Forfeited Shares shall be Vested Shares.

(b)          25% of the Forfeited Shares shall be Tranche 1 Earnout Shares.

(c)          25% of the Forfeited Shares shall be Tranche 2 Earnout Shares.

All Advisor Company Common Shares, once Transferred to the applicable Advisor, and all Advisor Class A Shares, once issued to the applicable Advisor, shall be fully vested and freely transferrable and not subject to any price-based vesting or other transfer restrictions applicable to Earnout Shares, in each case subject to applicable Law.

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Section 2.7           Anti-Dilution Waiver. Each Sponsor waives, to the fullest extent permitted by Law, the ability to adjust the Initial Conversion Ratio (as defined in the Certificate of Incorporation) pursuant to Section 4.3(b) of the Certificate of Incorporation in connection with the issuance of additional Class A Shares in the Transactions. This waiver shall be applicable only in connection with the Transactions and this Sponsor Agreement (and any Class A Shares issued in connection with the Transactions) and shall be void and of no force and effect following the Support Expiration Time.

Section 2.8           Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth therein and herein. Without limiting the foregoing, until the Support Expiration Time, no later than five Business Days prior to any meeting of the shareholders of GX, each Sponsor shall deliver or cause to be delivered to GX duly executed proxies or voting instruction forms voted in accordance with the terms hereof, such proxy or voting instruction forms not to be revoked or withdrawn without the prior written consent of the Company. No Sponsor will communicate with any shareholder of GX in a manner inconsistent with the GX Board recommendation in favor of the Transactions and the Business Combination Agreement.

Section 2.9           No Inconsistent Agreement. Each Sponsor represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement, that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 2.10        Binding Effect of Business Combination Agreement. Each Sponsor shall be bound by and comply with Sections 5.2(h) and 5.8 of the Business Combination Agreement as if (a) such Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions and (b) each reference to “GX” in Sections 5.2(h) and 5.8 of the Business Combination Agreement also referred to each Sponsor.

Section 2.11         Tax Treatment. Each party hereto agrees to report the Transactions in all cases in accordance with the Intended Tax Treatment except, and then solely to the extent, otherwise required by a final determination under applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1           Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to GX and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)          Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or

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organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (subject to the Enforceability Exceptions). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b)               Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s shares of GX Common Stock and GX Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of GX Common Stock or GX Warrants (other than transfer restrictions under the Securities Act)) or preemptive or other right or privilege for the purchase, acquisition or transfer from such Sponsor affecting any such shares of GX Common Stock or GX Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the GX organizational documents, (iii) the Business Combination Agreement, (iv) the Letter Agreement, dated March 17, 2021, by and among the Sponsors and GX (the “Voting Letter Agreement”), or (v) any applicable securities Laws. As of the date of this Sponsor Agreement, such Sponsor’s shares of GX Common Stock and GX Warrants are the only equity securities in GX owned of record or beneficially by such Sponsor or over which such Sponsor has voting control or direction, and none of such Sponsor’s shares of GX Common Stock or GX Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of GX Common Stock or GX Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the GX Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of GX or any equity securities convertible into, or which can be exchanged for, equity securities of GX.

(c)               No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor’s shares of GX Common Stock or GX Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d)               Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

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(e)               Brokerage Fees. Except as set forth on Section 4.14 of the GX Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions upon arrangements made by such Sponsor, for which GX or any of its Affiliates may become liable.

(f)                Acknowledgment. Such Sponsor understands and acknowledges that each of GX and the Company is entering into the Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

(g)               Disclosure. Each of the undersigned hereby consents to the disclosure of this Sponsor Agreement and the terms and conditions thereof in any press release or other documents filed with pursuant to applicable securities laws in connection with the Business Combination Agreement or the Transactions.

ARTICLE IV
MISCELLANEOUS

Section 4.1            Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) solely with respect to Sections 2.1 through 2.4 and Section 2.6, the Support Expiration Time; provided, however, that the other provisions of this Sponsor Agreement (including Section 2.5) shall not terminate upon, and shall continue to be in full force and effect in accordance with their terms, following the Support Expiration Time if, and only if, the Transactions have closed, (b) the liquidation of the GX trust account upon the failure of GX to consummate its initial business combination within the time period set forth in the Certificate of Incorporation, and (c) the written agreement of Sponsor Holdco, GX and the Company. Upon a termination of this Sponsor Agreement or certain provisions hereof, as applicable, all obligations of the parties under this Sponsor Agreement or such provisions, as applicable, will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement or any provision hereof shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE IV shall survive the termination of this Sponsor Agreement.

Section 4.2             Governing Law; Venue; Waiver of Jury Trial.

(a)          This Sponsor Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

(b)          Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent that such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware) or, if it has or can acquire jurisdiction, in the United

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States District Court for the District of Delaware (collectively, the “Chosen Courts”), in any proceeding arising out of or relating to this Sponsor Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such proceeding, except in the Chosen Courts; (ii) agrees that any claim in respect of any such proceeding may be heard and determined in the Chosen Courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding in the Chosen Courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such proceeding in the Chosen Courts. Each of the parties agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts the manner provided for notices in Section 4.7. Nothing in this Sponsor Agreement will affect the right of any party to this Sponsor Agreement to serve process in any other manner permitted by applicable Law.

(c)          EACH PARTY HEREBY IRREVOCABLY WAIVES, AND WILL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS.

Section 4.3            Assignment. This Sponsor Agreement will be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party may assign any of its rights or delegate any of its obligations under this Sponsor Agreement, by operation of Law or otherwise, without the prior written consent of the other Party.

Section 4.4            Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the other provisions of this Section 4.4, the parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Sponsor Agreement) that (a) the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish or otherwise impair, any other remedy to which they are entitled under this Sponsor Agreement, (b) the provisions set forth herein are not intended to and do not adequately compensate for the harm that would result from a breach of this Sponsor Agreement and will not be construed to limit, diminish or otherwise impair in any respect any party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Sponsor Agreement. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically

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the terms and provisions of this Sponsor Agreement in accordance with this Section 4.4 will not be required to provide any bond or other security in connection with any such order or injunction.

Section 4.5            Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by GX, the Company and the Sponsor Holdco.

Section 4.6            Severability. The provisions of this Sponsor Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Sponsor Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Sponsor Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.7            Notices. All notices and other communications among the parties will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service, or (c) when delivered by email (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), in each case, according to the instructions set forth below. Such notices will be deemed given: at the time of personal delivery, if delivered in person; one (1) Business Day after being sent, if sent by reputable, overnight delivery service and at the time sent (so long as the sender of any such e-mail has not received an e-mail from the applicable server indicating a delivery failure), if sent by email prior to 5:00 p.m. local time of the recipient on a Business Day; or on the next Business Day if sent by email after 5:00 p.m. local time of the recipient on a Business Day or on a non-Business Day.

If to GX:

GX Acquisition Corp. II
1325 Avenue of the Americas, 28th Floor
New York, New York 10019

Attention:	Jay Bloom
Dean Kehler
Email:	jay.bloom@trimarancapital.com
dean.kehler@trimarancapital.com

with a copy to (which will not constitute notice):

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Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Michael Chitwood
Michael Civale
Email:	Michael.Chitwood@skadden.com
Michael.Civale@skadden.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I
with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Michael Chitwood
Michael Civale
Email:	Michael.Chitwood@skadden.com
Michael.Civale@skadden.com

If to the Company:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, CO 80112

Attention:	Mark Smith
Neal Shah
Email:	msmith@niocorp.com
nshah@niocorp.com

with a copy to (which shall not constitute notice):

Jones Day
250 Vesey Street
New York, NY 10281

Attention:	Joel May
Ann Bomberger
Email:	jtmay@jonesday.com
ambomberger@jonesday.com

Section 4.8          Counterparts. This Sponsor Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signature thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the parties and delivered (including by email or

14

DocuSign) to the other parties, and all such counterparts will together constitute one and the same agreement.

Section 4.9          Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 4.10         No Third-Party Beneficiaries. The representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Sponsor Agreement, and this Sponsor Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Sponsors, GX and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

GX SPONSOR II LLC

By:	/s/ Dean Kehler
Name: Dean Kehler
Title: Managing Member

By:	Cooper Road, LLC, Managing Director

By:	/s/ Jay R. Bloom
Name: Jay R. Bloom
Title: Managing Member

/s/ Jay R. Bloom
Name: Jay R. Bloom

/s/ Dean C. Kehler
Name: Dean C. Kehler

/s/ Michael G. Maselli
Name: Michael G. Maselli

/s/ Andrea J. Kellet
Name: Andrea J. Kellet

/s/ Hillel Weinberger
Name: Hillel Weinberger

/s/ James W. Harpel
Name: James W. Harpel

[Signature Page to Sponsor Support Agreement]

/s/ Arthur D. Baer
Name: Arthur D. Baer

/s/ Jordan S. Bloom
Name: Jordan S. Bloom

GX:

GX ACQUISITION CORP. II

By:	/s/ Dean Kehler
Name: Dean Kehler
Title: Co-Chairman and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

NIOCORP DEVELOPMENTS LTD.

By:	/s/ Mark Smith
Name: Mark Smith
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor GX Common Stock, GX Warrants, Vested Shares and Earnout Shares

Sponsor	GX Class B Common Shares	GX Warrants	Vested Shares	Earnout Shares
GX Sponsor LLC c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	7,500,000	5,666,667	4,350,000 (2)(3)	3,150,000(4)
Jay R. Bloom c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	7,500,000 (1)	5,666,667 (1)	4,350,000 (1)(3)	3,150,000 (1)(4)
Dean C. Kehler c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	7,500,000 (1)	5,666,667 (1)	4,350,000 (1)(3)	3,150,000 (1)(4)
Michael G. Maselli c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	— (2)	— (2)	— (2)	— (2)
Andrea J. Kellett c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	— (2)	— (2)	— (2)	— (2)
Hillel Weinberger c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	— (2)	— (2)	— (2)	— (2)
Marc Mazur c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	— (2)	— (2)	— (2)	— (2)
James W. Harpel c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	— (2)	— (2)	— (2)	— (2)
Arthur D. Baer c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	— (2)	— (2)	— (2)	— (2)
Jordan S. Bloom c/o GX Acquisition Corp. 1325 Avenue of the Americas, 28th Floor, New York, NY 10019	— (2)	— (2)	— (2)	— (2)

(1)       Cooper Road, LLC, an entity controlled by Jay R. Bloom, and Dean C. Kehler, is the managing member of GX Sponsor II LLC, and as such Messrs. Bloom and Kehler have voting and investment discretion with respect to the GX Common Stock and GX Warrants held of record by GX Sponsor LLC and may be deemed to have shared beneficial ownership of the GX Common Stock and GX Warrants held directly by GX Sponsor LLC. Each such entity or person disclaims any beneficial ownership of such shares and warrants other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

[Schedule I to Sponsor Support Agreement]

(2)       Each of these individuals holds an interest in GX Sponsor II LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

 (3)       48,645,706 Second Merger Surviving Company Shares shall be issued with respect to such Vested Shares in the Second Merger.

 (4)       35,226,201 Second Merger Surviving Company Shares shall be issued with respect to such Earnout Shares in the Second Merger.

[Schedule I to Sponsor Support Agreement]